Exhibit 10.15

Amended and Restated Short-Term Incentive Plan

      A.    Purpose

Establish and reinforce an entrepreneurial culture which values smart risk-taking and continuous innovation to maximize operating results and shareholder value. This executive compensation philosophy is best described as "high risk, high reward".

      B.    Short-Term Incentive Plan (STIP)

            1. Targets for Economic Profit (EP), Net Operating Profit (NOP) and Earnings Per Share (EPS) are established annually as part of the Company's semi-annual planning cycle. Targets must be achieved after payment of STIP and charges for restricted stock and stock options.

            2.    STIP has one funding pool based on:

                  a. EP and NOP for the two Business Segments (AMI DODUCO and Pulse).

                  b.    EP and EPS for Technitrol Corporate.

            3. Achievement of the targets for EP, NOP and EPS (net of all bonuses paid) creates one pool for eligible executives. The amount of the pool is based on business performance, specific incentive targets for each executive and individual executive performance. This one incentive pool is created by multiplying a portion of each executive's base salary by a percentage designated by Technitrol's Compensation Committee for each position. The intention of the Compensation Committee is to award the entire pool, once earned; but it (the Compensation Committee) retains the discretion to raise or lower the pool total, as dictated by overall business performance. STIP, if earned, is paid twice a year as follows:

                  a.    Less than 80% of Target, no STIP Payout.

                  b. Greater than 80%, but less than 100% of Target, STIP payout begins at 40% of full STIP and continues ratably up to 100% of full STIP at 100% of Target.

                  c.    100% of Target, STIP Payout = 100% of full STIP.

                  d. Greater than 100% of Target up to 140% of Target, STIP payout pays ratably up to a maximum of 200% of full STIP.

            4. Individual performance modifiers of 0-150% of target award can be applied at the discretion of the Compensation Committee. The sum of the individual modifiers will not exceed 10% of the aggregate pool amounts (i.e., 110% of the calculated, earned pool).

            5. Targets for EP, NOP and EPS vary semi-annually. Payouts for the first half of each year are tied to the projections for that period prepared in the Fall of the preceding year, STIP awards, if earned, for the second half of each year are tied to projections prepared in the Spring of the year in question.

            6. The Compensation Committee approves the pool total, when earned and calculated.

            7. The CEO recommends to the Committee awards for the corporate officers and the two Segment presidents. The Compensation Committee reviews and approves the STIP awards for the CEO and corporate officers.

            8. The President of each Segment allocates the pool for his executives based on their targets and performance, in consultation with the CEO.